Exhibit 99.2

Zymeworks Enters its First ZymeLinkTM Antibody-Drug Conjugate Platform Licensing Agreement with
Iconic Therapeutics
        ●  Zymeworks eligible to receive milestone payments, royalties, and worldwide co-promotion rights
        ●  Zymeworks entitled to a share of revenues if Iconic outlicenses the program
VANCOUVER, British Columbia--(BUSINESS WIRE)--May 14, 2019--Zymeworks Inc. (NYSE/TSX: ZYME), a clinical-stage biopharmaceutical company developing multifunctional biotherapeutics, today announced that it has entered into a licensing agreement that grants Iconic Therapeutics, Inc. (Iconic) non-exclusive rights to Zymeworks’ proprietary ZymeLinkTM antibody-drug conjugate (ADC) platform for the development of its ICON-2 Tissue Factor ADC for cancer. This is the first collaboration leveraging the ZymeLink platform and represents Zymeworks’ third technology platform licensed to a collaborator.
“We believe this first ZymeLink licensing deal provides further validation of our novel ADC technology, which is already being used in Zymeworks’ own clinical candidate, ZW49,” said Ali Tehrani, Ph.D., President and Chief Executive Officer of Zymeworks. “Historically, traditional ADC development has been plagued by a number of challenges related to toxicity and efficacy. Our research has shown that ZymeLink has the capacity to significantly enhance exposure and tolerability, broadening the therapeutic window and leading to potentially safer and more efficacious therapeutic candidates.”
“Zymeworks’ technology provides properties and capabilities we believe will enhance and leverage Iconic’s Tissue Factor platform,” commented William Greene, M.D., Iconic’s Chief Executive Officer. “Having evaluated several alternatives, we are confident that we can develop a truly differentiated ADC with ZymeLink. Tissue Factor is an important target in solid tumors, and we believe the combination of our best-in-class antibodies with Zymeworks’ next generation payload technology will deliver an ADC with enhanced safety and efficacy with the potential to be an important addition to the cancer armamentarium. We look forward to progressing ICON-2 to the clinic in 2020 and more broadly, to further developing our pipeline of therapeutic approaches to targeting Tissue Factor mediated diseases.”
Under the terms of the agreement, Zymeworks will be eligible to receive development and commercial milestone payments and tiered royalties on worldwide net sales. The agreement also provides Zymeworks co-promotion rights with increased royalties for products developed using the Iconic ADC program. If Iconic outlicenses the program, in lieu of co-promotion rights, Zymeworks will receive a share of the revenue Iconic receives from any partners as well as tiered royalties on worldwide net sales.
About the ZymeLinkTM Platform
The ZymeLink platform is a set of proprietary cytotoxic drugs and linkers designed to create stable, polar ADCs for the targeted delivery of therapeutics with significantly enhanced exposure and tolerability leading to increased efficacy against targets that traditionally have been challenging for ADCs. The ZymeLink platform is compatible with monoclonal and bispecific antibodies and is intended to facilitate the development of next-generation antibody-drug conjugates with broad therapeutic windows.
About Iconic Therapeutics
Iconic Therapeutics is a venture-backed biopharmaceutical company dedicated to translating an understanding of the role of Tissue Factor biology to new therapeutics for diseases such as macular degeneration and cancer. The company has developed a portfolio of proprietary molecules, which bind to and antagonize Tissue Factor expressed in disease, both in retina and in solid tumors. Please visit www.iconictherapeutics.com for additional information.
About Zymeworks Inc.
Zymeworks is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics. The Company’s suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, ZW25, is a novel AzymetricTM bispecific antibody currently in Phase 2 clinical development. The Company’s second clinical candidate, ZW49, is a bispecific antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of ZW25 with Zymeworks’ proprietary ZymeLinkTM cytotoxic payload. Zymeworks is also advancing a deep preclinical pipeline in immuno-oncology and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through multiple strategic partnerships with nine biopharmaceutical companies. For more information, visit www.zymeworks.com.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements that relate to potential milestone payments, royalties and other revenue, co-promotion rights, ZymeLink’s effect on the ADC field and its potential with respect to therapeutic treatment and development of therapeutic candidates, and other information that is not historical information. When used herein, words and phrases such as “will,” “eligible to,” “entitled to,” “look forward to,” and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2019 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.
CONTACT:
Zymeworks Inc.
Investor Inquiries:
Ryan Dercho, Ph.D.
(604) 678-1388
ir@zymeworks.com
Tiffany Tolmie
(604) 678-1388
ir@zymeworks.com
Media Inquiries:
Angela Bitting
(925) 202-6211
a.bitting@comcast.net
Iconic Therapeutics, Inc.
Shari Annes
Annes Associates
(650) 888-0902
sannes@anneassociates.com